PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(2)
(To Prospectus dated January 25, 2006)	Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Reverse Convertible Securities
(“RevConsSM”)

We, Morgan Stanley, may offer from time to time reverse convertible securities, which we refer to as RevConsSM, that pay at maturity either an amount in U.S. dollars or shares of common stock of an underlying company not affiliated with us. The specific terms of any such RevCons that we offer, including the name of the underlying company, will be included in a pricing supplement. We may offer, and describe the terms for, more than one RevCons through a single pricing supplement. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus, the terms described in the applicable pricing supplement will prevail. The RevCons will have the following general terms:

•	The RevCons do not guarantee any return of principal at maturity.	•	The RevCons will pay a coupon at a fixed rate per annum on the principal amount of each RevCons, specified in the applicable pricing supplement, on the interest payment dates specified in the applicable pricing supplement.

•	At maturity, you will receive either an amount in cash equal to the principal amount of each RevCons or, if the closing price of the underlying stock at maturity is less than its initial share price and its trading price has decreased, at any time, to or below the trigger price specified in the applicable pricing supplement, shares of common stock of the underlying company at the applicable exchange ratio in exchange for each RevCons, or the cash value of such common stock.	•	The RevCons will be senior unsecured obligations of ours.

		•	The RevCons will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.

The applicable pricing supplement will describe the specific terms of the RevCons, including any changes to the terms specified in this prospectus supplement. See “Description of RevCons” on S-12.

Investing in the RevCons involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on S-8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., our wholly owned subsidiaries, have agreed to use reasonable efforts to solicit offers to purchase these securities as our agents. The agents may also purchase these securities as principal at prices to be agreed upon at the time of sale. The agents may resell any securities they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the securities in market-making transactions.

MORGAN STANLEY

December 22, 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the prospectus and the applicable pricing supplement. We have not authorized anyone else to provide you with different or additional information. We are offering to sell these securities and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. As used in this prospectus supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

SUMMARY

     The following summary describes the RevCons offered under this program in general terms only. You should read the summary together with the more detailed information contained in this prospectus supplement, in the accompanying prospectus and in the applicable pricing supplement. We may also prepare free writing prospectuses that describe particular issuances of RevCons, including multiple issuances of distinct RevCons. Any free writing prospectus should also be read in connection with this prospectus supplement and the accompanying prospectus. For purposes of this prospectus supplement, any references to an applicable pricing supplement may also refer to a free writing prospectus, unless the context otherwise requires.

     We will sell these RevCons primarily in the United States, but may also sell them outside the United States or both in and outside of the United States simultaneously. The RevCons we offer under this prospectus supplement are among the notes we refer to as our Series F medium-term notes. We refer to the offering of the Series F medium-term notes as our Series F program. See “Plan of Distribution” in this prospectus supplement.

     “RevCons” is a service mark of Morgan Stanley.

The RevCons

General terms of the RevCons	Unlike ordinary debt securities, the RevCons do not guarantee any return of principal at maturity. Instead, at the scheduled maturity date, you will receive either:

•	an amount in cash equal to the stated principal amount per RevCons; or
•	if the closing price of the common stock of the underlying company specified in the applicable pricing supplement, which we refer to as the underlying stock, on the determination date is less than the initial share price AND the trading price of the underlying stock has decreased to or below the specified trigger price at any time on any trading day from and including the pricing date to and including the determination date, shares of underlying stock in exchange for each RevCons at the applicable exchange ratio, or at our option, the cash value of such underlying stock as of the determination date. The underlying stock (or the cash value thereof) will be worth less than the stated principal amount of the RevCons and could be zero.

Coupon payments

The RevCons will pay a coupon at a fixed rate per annum on the stated principal amount of each RevCons on the interest payment dates, in each case as specified in the applicable pricing supplement. You will be entitled to receive all coupon payments on the stated principal amount of your RevCons whether we deliver cash or shares of underlying stock at maturity.

Payment at maturity; no guaranteed return on principal	At maturity, for each RevCons which you hold, you will receive either:
•	an amount in cash equal to the stated principal amount per RevCons; or
•	if the closing price of the underlying stock on the determination date is less than the initial share price AND the trading price of the underlying stock has decreased to or below the trigger price at any time on any trading day from and including the pricing date to and including the determination date, shares of underlying stock in exchange for each RevCons at the applicable exchange ratio, or at our option, the cash value of the underlying stock as of the determination date. The underlying stock and accordingly, the cash value of the underlying stock, will be worth less than the stated principal amount of the RevCons.

The exchange ratio will be determined on the pricing date and will be equal to the stated principal amount of the RevCons divided by the closing price of the underlying stock on the pricing date. The exchange ratio will be subject to adjustment for certain corporate events relating to the underlying company by means of an exchange factor, initially set at 1.0. You should read about those adjustments in the sections of this prospectus supplement called “Risk Factors—The antidilution adjustments the Calculation Agent is required to make do not cover every corporate event that can affect the underlying stock” and “Description of RevCons—Payment at Maturity,” “—General Terms of the RevCons — Some Definitions” and “—Antidilution Adjustments.”

You will not have the right to exchange your RevCons for cash or underlying stock prior to maturity.

Postponement of maturity date

If a market disruption event occurs on the scheduled maturity date, or that day is not a trading day, the maturity date of the RevCons will be postponed. See the section of this prospectus supplement called “Description of RevCons —General Terms of the RevCons —Some Definitions.”

The maturity date of the RevCons may be accelerated	The maturity date of the RevCons will be accelerated upon the occurrence of either of the following events:
•

a price event acceleration, which will occur if the closing price of the underlying stock times the exchange factor on any two consecutive trading days is less than the acceleration trigger price, which will be equal to $2.00, unless otherwise specified in the applicable pricing supplement, and

•	an event of default acceleration, which will occur if there is an event of default with respect to the RevCons.

The amount payable to you will differ depending on the reason for the acceleration.

•	If there is a price event acceleration, we will owe you (i) a number of shares of underlying stock at the exchange ratio, multiplied by the exchange factor as of the date of such acceleration, or at our option, the cash value of the underlying stock as of the date of acceleration and (ii) accrued but unpaid coupon to but excluding the date of acceleration plus an amount of cash determined by the Calculation Agent equal to the sum of the present values of the remaining scheduled payments of interest on the RevCons (excluding such accrued but unpaid coupon) discounted to the date of acceleration, as described in the section of this prospectus supplement called “Description of RevCons —Price Event Acceleration.”
•	If there is an event of default acceleration, we will owe you either (i) the stated principal amount of each RevCons, plus accrued and unpaid coupon to but excluding the date of such acceleration, or (ii) if the closing price of the underlying stock on the date of such acceleration is less than the initial share price AND the trading price of the underlying stock has decreased to or below the trigger price at any time on any trading day from and including the pricing date to and including the date of such acceleration, (x) a number of shares of underlying stock at the exchange ratio, multiplied by the exchange factor as of the date of such acceleration, or at our option, the cash value of the underlying stock as of the date of acceleration, and (y) accrued but unpaid coupon to but excluding the date of acceleration.

The amount payable to you per RevCons if the maturity of the RevCons is accelerated may be substantially less than the stated principal amount of each RevCons.

The RevCons may become exchangeable into the common stock of a company other than the underlying company

Following certain corporate events relating to underlying stock, such as a stock-for- stock merger where the underlying company is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to the underlying company, based on the closing price of such successor’s common stock. We describe the specific corporate events that can lead to these adjustments in the section of this product supplement called “Description of RevCons —Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your RevCons.

Other terms of the RevCons	•	The RevCons will be denominated in U.S. dollars, unless we specify otherwise in the applicable pricing supplement.
	•	We may from time to time, without your consent, create and issue additional RevCons with the same terms as RevCons previously issued so that they may be combined with the earlier issuance.
	•	The RevCons will be held in global form by The Depository Trust Company, unless the pricing supplement provides otherwise.
	•	The RevCons will not be listed on any securities exchange, unless we specify otherwise in the applicable pricing supplement.

MS & Co. will be the Calculation Agent

We have appointed our affiliate, Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., to act as Calculation Agent for us with respect to the RevCons. As Calculation Agent, MS & Co. will determine whether the trading price of the underlying stock has decreased to or below the trigger price, whether the closing price of the underlying stock on the determination date is less than the initial share price, the appropriate payment at maturity, the amount payable per RevCons in the event of a price event acceleration or an event of default acceleration, and any adjustment to the exchange factor for certain extraordinary dividends or other corporate events affecting underlying stock that we describe in the section of this prospectus supplement called “Description of RevCons —Antidilution Adjustments.”

No affiliation with the underlying company

The underlying company is not an affiliate of ours and is not involved with any of the issuances of RevCons in any way. The obligations represented by the RevCons are obligations of Morgan Stanley and not of the underlying company.

Forms of securities

The RevCons will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company, as depositary, unless we indicate that they will be represented by certificates issued in definitive form in the applicable pricing supplement. We will not issue book-entry securities as certificated securities except under the circumstances described in “Forms of Securities — The Depositary” in the prospectus, under which heading you may also find information on The Depository Trust Company’s book-entry system.

Where you can find more information on the RevCons

Because this is a summary, it does not contain all of the information that may be important to you. You should read the “Description of RevCons” section in this prospectus supplement and the “Description of Debt Securities” section in the prospectus for a detailed description of the terms of the RevCons. You should also read about some of the risks involved in investing in the RevCons in the section called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the RevCons may differ from that of investments in ordinary debt securities or common stock. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the RevCons.

How to reach us	You may contact our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (212) 761-4000).

HYPOTHETICAL PAYMENTS ON THE REVCONS

     The following examples illustrate the payment at maturity on the RevCons for both a range of hypothetical closing prices for the underlying stock on a hypothetical determination date, which is approximately one year from the issue date of the RevCons, and depending on whether an intraday trading price of the underlying stock during the term of the RevCons has or has not decreased to or below the trigger price.

The hypothetical examples are based on the following hypothetical values:
•	Stated principal amount:	$1,000
•	Initial share price:	$100 (the closing price of one share of underlying stock on the pricing date)
•	Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the hypothetical initial share price)
•	Trigger price:	$75 (75% of the initial share price)
•	Annual coupon:	9%

TABLE 1: At maturity, unless the closing price of the underlying stock on the determination date is less than the initial share price AND the trading price of the underlying stock has decreased to or below the hypothetical trigger price of $75 at any time on any trading day from and including the pricing date to and including the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a one-year term) on a $1,000 investment in the RevCons on the basis that the trading price has not decreased to or below the trigger price.

Hypothetical underlying stock closing price at determination date	Value of cash delivery amount at maturity per RevCons	Total quarterly coupon payments per RevCons	Value of total payment per RevCons

$ 76.00	$1,000	$90	$1,090
$ 80.00	$1,000	$90	$1,090
$ 90.00	$1,000	$90	$1,090
$100.00	$1,000	$90	$1,090
$120.00	$1,000	$90	$1,090
$140.00	$1,000	$90	$1,090
$160.00	$1,000	$90	$1,090

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a one-year term) on a $1,000 investment in the RevCons if the trading price of the underlying stock has decreased to or below the hypothetical trigger price of $75 at any time on any trading day from and including the pricing date to and including the determination date. In each of these examples, where the closing price of the underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the underlying stock, or at our option, the cash value of the underlying stock as of the determination date. In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price at determination date	Value of cash delivery amount at maturity per RevCons	Total quarterly coupon payments per RevCons	Value of total payment per RevCons

$ 0.00	$0	$90	$90
$ 25.00	$250	$90	$340
$ 50.00	$500	$90	$590
$ 75.00	$750	$90	$840
$ 91.00	$910	$90	$1,000
$100.00	$1,000	$90	$1,090
$125.00	$1,000	$90	$1,090
$150.00	$1,000	$90	$1,090

      Because the trading price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) the closing price of the underlying stock on the determination date and (b) whether the price of the underlying stock falls to or below the trigger price from and including the pricing date to and including the determination date.

RISK FACTORS

     The RevCons are not secured debt and are riskier than ordinary debt securities. Because the return to investors is linked to the performance of the common stock of the underlying company specified in the applicable pricing supplement, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the RevCons. You should carefully consider whether the RevCons are suited to your particular circumstances before you decide to purchase them.

The RevCons are not ordinary senior notes — no guaranteed return of principal

     The RevCons combine features of equity and debt. The terms of the RevCons differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity. Our payout to you at maturity per RevCons will either be (i) cash equal to the stated principal amount of each RevCons or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price AND the trading price of the underlying stock has decreased to or below the trigger price over the term of the RevCons, shares of the underlying stock equal to the exchange ratio, or at our option, the cash value of such underlying stock as of the determination date. If we deliver shares of underlying stock at maturity in exchange for each RevCons, or pay you the cash value of those shares, the value of those shares will be less than the stated principal amount of each RevCons and could be zero.

You will not participate in any appreciation in the value of underlying stock

     You will not participate in any appreciation in the price of the underlying stock over the term of the RevCons. Your return on the RevCons will be limited to the coupon payable on the RevCons and the maximum you can receive at maturity is the stated principal amount of the RevCons.

Secondary trading may be limited

     There may be little or no secondary market for the RevCons. Although we may apply to list certain issuances of RevCons, we may not meet the requirements for listing and do not expect to announce whether or not we will meet such requirements prior to the pricing of the RevCons. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the RevCons but is not required to do so. If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your RevCons would likely be lower than if an active market existed. If the RevCons are not listed on any securities exchange and MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the RevCons.

Market price of the RevCons will be influenced by many unpredictable factors

     Several factors, many of which are beyond our control, will influence the value of the RevCons in the secondary market and the price at which MS & Co. may be willing to purchase or sell the RevCons in the secondary market. We expect that generally the trading price of the underlying stock on any day will affect the value of the RevCons more than any other single factor. Other factors that may influence the value of the RevCons include:

  whether the trading price of the underlying stock has decreased to or below the trigger price at any time on any trading day,

  the volatility (frequency and magnitude of changes in price) of the underlying stock,

  the dividend rate on the underlying stock,

  geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the underlying company and the trading price of the underlying stock, interest and yield rates in the market,

  the time remaining to the maturity of the RevCons,

  our creditworthiness, and

  the occurrence of certain events affecting the underlying company that may or may not require an adjustment to the exchange factor.

     Some or all of these factors will influence the price you will receive if you sell your RevCons prior to maturity. For example, you may have to sell your RevCons at a substantial discount from the stated principal amount if the price of the underlying stock has declined below the initial share price, especially if it has decreased to or below the trigger price at any time after the pricing date of the RevCons.

     You cannot predict the future performance of underlying stock based on its historical performance. The trading price of the underlying stock may decrease to or below the trigger price and remain below the initial share price at maturity so that you will receive at maturity shares of underlying stock worth less than the stated principal amount of the RevCons. We cannot guarantee that the trading price of the underlying stock will stay above the trigger price over the life of the RevCons or that the closing price on the determination date of the underlying stock will be at or above the initial share price so that you will receive at maturity an amount equal to the stated principal amount of the RevCons.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging our obligations under the RevCons (even if the trading price of the underlying stock declines). In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

If the RevCons are accelerated, you may receive an amount worth substantially less than the stated principal amount of the RevCons

     The maturity of the RevCons will be accelerated if there is a price event acceleration or an event of default acceleration. The amount payable to you if the maturity of the RevCons is accelerated will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons. See “Description of RevCons —Price Event Acceleration” and “Description of RevCons —Alternate Exchange Calculation in Case of an Event of Default.”

Morgan Stanley is not affiliated with the underlying company

     The underlying company is not an affiliate of ours and is not involved with this offering in any way. Consequently, we have no ability to control the actions of the underlying company, including any corporate actions of the type that would require the Calculation Agent to adjust the payout to you at maturity. The underlying company has no obligation to consider your interest as an investor in the RevCons in taking any corporate actions that might affect the value of your RevCons. None of the money you pay for the RevCons will go to the underlying company.

Morgan Stanley may engage in business with or involving the underlying company without regard to your interests

     We or our affiliates may presently or from time to time engage in business with the underlying company without regard to your interests, including extending loans to, or making equity investments in, the underlying company or providing advisory services to the underlying company, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the underlying company. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying company. These research reports may or may not recommend that investors buy or hold the underlying stock.

You have no shareholder rights

     Investing in the RevCons is not equivalent to investing in the common stock of the underlying company. As an investor in the RevCons, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to such common stock. In addition, you do not have the right to exchange your RevCons for common stock of the underlying company except at maturity if (i) the closing price on the determination date is less than the initial share price AND the trading price has decreased to or below the trigger price and (ii) we choose to deliver the underlying stock to you, rather than the cash value of the underlying stock as of the determination date.

The RevCons may become exchangeable into the common stock of a company other than the underlying company

     Following certain corporate events relating to the underlying stock, such as a stock-for-stock merger where the underlying company is not the surviving entity, you will receive at maturity cash or a number of shares of the common stock of a successor corporation to the underlying company based on the closing price of such successor’s common stock. We describe the specific corporate events that can lead to these adjustments in the section of this prospectus supplement called “Description of RevCons —Antidilution Adjustments.” The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

The antidilution adjustments the Calculation Agent is required to make do not cover every corporate event that could affect the underlying stock

     MS & Co., as Calculation Agent, will adjust the exchange factor and, thus, the trading price used to determine whether or not the trigger price has been reached and, if applicable, the number of shares of underlying stock deliverable at maturity for certain events affecting the underlying stock, such as stock splits and stock dividends, and certain other corporate actions involving underlying company, such as mergers. However, the Calculation Agent will not make an adjustment for every corporate event that could affect the underlying stock. For example, the Calculation Agent is not required to make any adjustments if the underlying company or anyone else makes a partial tender or partial exchange offer for the underlying stock. If an event occurs that does not require the Calculation Agent to adjust the amount of underlying stock payable at maturity, the market price of the RevCons may be materially and adversely affected.

Hedging and trading activity by the Calculation Agent and its affiliates could adversely affect the value of the RevCons.

     The economic interests of the Calculation Agent and other of our affiliates are potentially adverse to your interests as an investor in the RevCons.

     As Calculation Agent, MS & Co. will determine whether the trading price of the underlying stock has decreased to or below the trigger level during the term of the RevCons, whether the closing price of the underlying stock on the determination date is less than the initial share price, the appropriate payout at maturity, the amount payable to you in the event of a price acceleration, any adjustment to the exchange factor to reflect certain corporate and other events and the appropriate underlying security or securities which may be delivered at maturity following certain reorganization events. Determinations made by MS & Co. in its capacity as Calculation Agent, including adjustments to the exchange factor or the calculation of the amount payable to you in the event of a price event acceleration, may affect the amount payable to you at maturity or upon a price event acceleration of the RevCons. See the sections of this prospectus supplement called “Description of RevCons —Antidilution Adjustments” and “—Price Event Acceleration.”

     The original issue price of the RevCons includes the agent’s commissions and certain costs of hedging our obligations under the RevCons. The subsidiaries through which we hedge our obligations under the RevCons expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity by the Calculation Agent and its affiliates could potentially affect the value of the RevCons

     MS & Co. and other affiliates of ours will carry out hedging activities related to the RevCons, including trading in the underlying stock as well as in other instruments related to the underlying stock. MS & Co. and some of our other subsidiaries also trade the underlying stock and other financial instruments related to the underlying stock on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the price of the underlying stock and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially have raised the trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could adversely affect whether the price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock, or the cash value of the underlying stock, at maturity.

     Because the characterization of the RevCons for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an investment in the RevCons are uncertain

     There is no direct legal authority as to the proper tax treatment of the RevCons, and our counsel has not rendered an opinion as to their proper characterization for U.S. federal income tax purposes. Significant aspects of the tax treatment of the RevCons are uncertain. Pursuant to the terms of the RevCons and subject to the discussion in this prospectus supplement under “United States Federal Taxation — Tax Consequences to U.S. Holders — General,” you will agree with us to treat a RevCons as a unit consisting of (i) a put right (the “Put Right”) written by you to us that, if exercised, requires you to pay us, in exchange for shares of underlying stock or, at our option, the cash value of such shares of underlying stock as determined on the determination date, an amount equal to a deposit (as described below) and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the Put Right, as described in the section of this prospectus supplement called “United States Federal Taxation — Tax Consequences to U.S. Holders — General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the RevCons, the timing and/or character of income on the RevCons and your tax basis for any underlying stock received in exchange for the RevCons could differ from the description herein. We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section of this prospectus supplement called “United States Federal Taxation.”

     If you are a non-U.S. investor, please also read the section of this prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

     You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the RevCons, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF REVCONS

     Investors should carefully read the general terms and provisions of our debt securities in “Description of Debt Securities” in the prospectus. This section supplements that description. The pricing supplement will specify the particular terms for one or more issuances of RevCons, and may supplement, modify or replace any of the information in this section and in “Description of Debt Securities” in the prospectus. References in this prospectus supplement to a RevCons shall refer to the stated principal amount specified as the denomination for that issuance of RevCons in the applicable pricing supplement.

The following terms used in this section are defined in the indicated sections of the accompanying prospectus:

  Senior Debt Indenture (“Description of Debt Securities — Indentures”)

General Terms of the RevCons

     We will issue the RevCons as part of our Series F medium-term notes under the Senior Debt Indenture. Our senior Series F global medium-term notes, together with our senior Series G and Series H global medium-term notes, referred to below under “Plan of Distribution,” will constitute a single series under the Senior Debt Indenture, together with any other obligations we issue in the future under that indenture that we designate as being part of that series. The Senior Debt Indenture does not limit the amount of additional indebtedness that we may incur. We may create and issue additional RevCons with the same terms as previous issuances of RevCons, so that the additional RevCons will be considered as part of the same issuance as the earlier RevCons.

     Ranking. Securities issued under the Senior Debt Indenture will rank on a parity with all of our other senior indebtedness and with all of our other unsecured and unsubordinated indebtedness, subject to statutory exceptions in the event of liquidation upon insolvency.

     Terms Specified in Pricing Supplement. A pricing supplement will specify the following terms of one or more issuances of our RevCons to the extent applicable:

  the issue price (price to public);

  the stated principal amount per RevCons;

  the aggregate principal amount;

  the denominations or minimum denominations;

  the original issue date;

  the stated maturity date and any terms related to any extension of the maturity date not otherwise set forth in this prospectus supplement;

  the rate per year at which the RevCons will pay a coupon, if any, or the method of calculating that rate and the dates on which the coupon will be payable;

  the underlying stock

  the underlying company;

  the initial share price;

  the trigger level;

  the trigger price;

  the determination date;

  the stock exchange, if any, on which the RevCons may be listed;

  if any RevCons are not denominated and payable in U.S. dollars, the currency or currencies in which the principal and coupon, if any, will be paid, which we refer to as the “specified currency,” along with any other terms relating to the non-U.S. dollar denomination, including historical exchange rates as against the U.S. dollar;

  if the RevCons are in book-entry form, whether the RevCons will be offered on a global basis to investors through Euroclear and Clearstream, Luxembourg as well as through the Depositary (each as defined below); and

  any other terms on which we will issue the RevCons.

     Some Definitions. We have defined some of the terms that we use frequently in this prospectus supplement below:

     “acceleration trigger price” means $2.00, unless otherwise specified in the applicable pricing supplement.

     “business day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close (a) in The City of New York or (b) for RevCons denominated in a specified currency other than U.S. dollars, euro or Australian dollars, in the principal financial center of the country of the specified currency or (c) for RevCons denominated in Australian dollars, in Sydney, and (ii) for RevCons denominated in euro, a day that is also a TARGET Settlement Day.

     “Clearstream, Luxembourg” means Clearstream Banking, société anonyme.

     “closing price” for one share of underlying stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if such underlying stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such underlying stock (or any such other security) is listed or admitted to trading, if such underlying stock (or any such other security) is a security of the NASDAQ, the official closing price published by the NASDAQ on such day, or if such underlying stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

     If such underlying stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by the NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of such underlying stock (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the NASDAQ or the OTC Bulletin Board on such day. If a market disruption event (as defined below) occurs with respect to such underlying stock (or any such other security) or the last reported sale price or the official closing price published by the NASDAQ, as applicable, for such underlying stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the Calculation Agent, of the bid prices for such underlying stock (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board Service” will include any successor service thereto.

     “Depositary” or “DTC” means The Depository Trust Company, New York, New York.

     “determination date” will be the date specified as such in the applicable pricing supplement, provided that if such date is not a trading day or if a market disruption event occurs on such date, the determination date will be the immediately succeeding trading day on which no market disruption event occurs.

     “exchange factor” will be set initially at 1.0, but will be subject to adjustment upon the occurrence of certain extraordinary dividends and corporate events affecting the underlying stock through and including the determination date. See “Antidilution Adjustments” below.

     “exchange ratio” will be equal to the issue price per RevCons divided by the initial share price and will be determined on the pricing date.

     “Euroclear operator” means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

     “initial share price” means the closing price of the underlying stock on the pricing date.

     “interest payment date” for any RevCons means any date specified in the applicable pricing supplement for that RevCons for the regularly scheduled payment of the coupon. If the scheduled maturity date is postponed due to a market disruption event or otherwise, we will pay the coupon on the maturity date as postponed rather than on the scheduled maturity date, but no coupon will accrue on the RevCons or on such payment during the period from or after the scheduled maturity date.

     “intraday price” for one share of the underlying stock (or one unit of any other security for which an intraday price must be determined) at any time during any trading day (including at the close) means:

  if the underlying stock (or any such other security) is listed or admitted to trading on a national securities exchange (other than the NASDAQ), the most recently reported sale price, regular way, at such time during the principal trading session on such day on the principal national securities exchange registered under the Exchange Act on which the underlying stock (or any such other security) is listed or admitted to trading, if the underlying stock (or any such other security) is a security of the NASDAQ, the most recently reported sale price, regular way, at such time during the principal trading session on such day quoted by the NASDAQ, or if the underlying stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the most recently reported sale price at such time during the principal trading session on the OTC Bulletin Board on such day.

     “issue price” means the amount per RevCons specified as such in the applicable pricing supplement and will equal the stated principal amount of each RevCons, unless otherwise specified.

     “market disruption event” means, with respect to the underlying stock:

     (i) a suspension, absence or material limitation of trading of the underlying stock on the primary market for such common stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the underlying stock as a result of which the reported trading prices for the underlying stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to the underlying stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

     (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the RevCons.

     For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a market disruption event, (3) limitations pursuant to New York Stock Exchange LLC (“NYSE”) Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission (the “Commission”) of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on the underlying stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to the underlying stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to the underlying stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

     The “maturity date” is specified in the applicable pricing supplement and is subject to acceleration as described below in “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” and subject to extension if the determination date is postponed in accordance with the following paragraph.

     If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second trading day following the determination date.

     “original issue date” means the date specified in the applicable pricing supplement on which a particular issuance of RevCons will be issued.

     “pricing date” means the day when we price an issuance of the RevCons for initial sale to the public.

     “record date” for each interest payment date, including the interest payment date scheduled to occur on the maturity date, means the date 5 calendar days prior to such scheduled interest payment date, whether or not that date is a business day.

     “stated principal amount” means the principal amount of each RevCons.

     “TARGET Settlement Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is open.

     “trading day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the NYSE, the American Stock Exchange LLC, the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, in the over-the-counter market for equity securities in the United States and, if the principal trading market for the common stock or ordinary shares of the underlying company is outside the United States, in such principal trading market.

     “trading price” means the product of (i) the intraday price of one share of the underlying stock and (ii) the exchange factor, each as determined by the Calculation Agent at any time on any trading day.

     “trigger level” means the percentage specified in the applicable pricing supplement for a particular RevCons.

     “trigger price” means the product of the trigger level and the initial share price, and will be determined by the Calculation Agent on the pricing date.

     “underlying company” means the company that is specified in the applicable pricing supplement, whose shares underlie the particular issuance of RevCons.

     “underlying stock” means the common stock of the underlying company that is specified in the applicable pricing supplement for a particular RevCons.

     References in this prospectus supplement to “U.S. dollars” or “U.S.$” or “$” are to the currency of the United States of America.

     Other features of the RevCons are described in the following paragraphs.

Payment at Maturity

     Unless the maturity of the RevCons has been accelerated, on the maturity date, upon delivery of the RevCons to the Trustee, we will deliver to you for each stated principal amount of the RevCons either:

  an amount in cash equal to the stated principal amount per RevCons, or if closing price on the determination date is less than the initial share price AND the trading price of the underlying stock has decreased to or below the trigger price at any time on any trading day from and including the pricing date to and including the determination date, either (i) a number of shares of the underlying stock equal to the product of the exchange ratio and the exchange factor, determined as of the determination date, or (ii) at our sole option, the cash value of the underlying stock as of the determination date. See “exchange ratio” above. The exchange factor is subject to adjustment upon the occurrence of certain extraordinary dividends and corporate events relating to the underlying stock. See “exchange factor” above and “—Antidilution Adjustments” below.

     We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary, on or prior to 10:30 a.m. on the trading day immediately prior to the maturity date of the RevCons (but if such trading day is not a business day, prior to the close of business on the business day preceding the maturity date), of our election, if applicable, to deliver either underlying stock or the cash value of the underlying stock, of the amount of cash or underlying stock, as applicable, to be delivered with respect to the stated principal amount of each RevCons and (ii) deliver such cash or shares of the underlying stock (and cash in respect of coupon and any fractional shares of the underlying stock), if applicable, to the Trustee for delivery to the holders on the maturity date. The Calculation Agent shall determine the exchange factor applicable at the maturity of the RevCons.

     If the maturity of the RevCons is accelerated because of a price event acceleration (as described under “—Price Event Acceleration” below) or because of an event of default acceleration (as defined under “—Alternate Exchange Calculation in Case of an Event of Default” below), we shall provide such notice as promptly as possible and in no event later than (i) in the case of an event of default acceleration, two trading days after the date of acceleration (but if such trading day is not a business day, prior to the close of business on the business day preceding such trading day) and (ii) in the case of a price event acceleration, 10:30 a.m. on the trading day immediately prior to the date of acceleration (but if such trading day is not a business day, prior to the close of business on the business day preceding the date of acceleration).

Price Event Acceleration

     If on any two consecutive trading days during the period prior to and ending on the third business day immediately preceding the maturity date, the product of the closing price of the common stock of the underlying company and the exchange factor is less than the acceleration trigger price, the maturity date of the RevCons will be deemed to be accelerated to the third business day immediately following such second trading day (the “date of acceleration”). See the definition of “exchange ratio” above. Upon such acceleration, with respect to the stated principal amount of each RevCons, we will deliver to DTC, as holder of the RevCons, on the date of acceleration:

  a number of shares of underlying stock equal to the product of the exchange ratio and the exchange factor, as of such date of acceleration, or at our sole option, the cash value of the underlying shares as of such date of acceleration; and

  accrued but unpaid coupon to but excluding the date of acceleration plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled payments of coupon on the RevCons (excluding any portion of such payments of coupon accrued to the date of acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment.

     We expect such shares (if any) and cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

     Investors will not be entitled to receive the return of the stated principal amount of each RevCons upon a price event acceleration.

No Fractional Shares

     Following the delivery of the RevCons to the Trustee at maturity, if our payment is to be made in shares of underlying stock, we will deliver the aggregate number of shares of underlying stock due with respect to all of such RevCons, as described above, but we will pay cash in lieu of delivering any fractional share of underlying stock in an amount equal to the corresponding fractional closing price of such fraction of a share of underlying stock as determined by the Calculation Agent as of the second scheduled trading day prior to the maturity of the RevCons.

Antidilution Adjustments

The exchange factor will be adjusted as follows:

     1. If the underlying stock is subject to a stock split or reverse stock split, then once such split has become effective, the exchange factor will be adjusted to equal the product of the prior exchange factor and the number of shares issued in such stock split or reverse stock split with respect to one share of the underlying stock.

     2. If the underlying stock is subject (i) to a stock dividend (issuance of additional shares of the underlying stock) that is given ratably to all holders of shares of the underlying stock or (ii) to a distribution of the underlying stock as a result of the triggering of any provision of the corporate charter of the underlying company, then once the dividend has become effective and the underlying stock is trading ex-dividend, the exchange factor will be adjusted so that the new exchange factor shall equal the prior exchange factor plus the product of (i) the number of shares issued with respect to one share of the underlying stock and (ii) the prior exchange factor.

     3. If the underlying company issues rights or warrants to all holders of the underlying stock to subscribe for or purchase the underlying stock at an exercise price per share less than the closing price of the underlying stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the RevCons, then the exchange factor will be adjusted to equal the product of the prior exchange factor and a fraction, the numerator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the underlying stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of the underlying stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of the underlying stock which the aggregate offering price of the total number of shares of the underlying stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the closing price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such closing price.

     4. There will be no adjustments to the exchange factor to reflect cash dividends or other distributions paid with respect to the underlying stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to the underlying stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for the underlying stock by an amount equal to at least 10% of the closing price of the underlying stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in the underlying stock on the primary U.S. organized securities exchange or trading system on which the underlying stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to the underlying stock, the exchange factor with respect to the underlying stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new exchange factor will equal the product of (i) the then current exchange factor and (ii) a fraction, the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the underlying stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the underlying stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the underlying stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the exchange factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

     5. If (i) there occurs any reclassification or change of the underlying stock, including, without limitation, as a result of the issuance of any tracking stock by the underlying company, (ii) the underlying company or any surviving entity or subsequent surviving entity of the underlying company (an “underlying company Successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying company or any underlying company Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying company is liquidated, (v) the underlying company issues to all of its shareholders equity securities of an issuer other than the underlying company (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the underlying stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the amount payable upon exchange at maturity for each RevCons will be adjusted to provide that investors will be entitled to receive at maturity, in respect of the stated principal amount of each RevCons either:

  an amount of cash equal to the stated principal amount of each RevCons, or if (x) the trading price of the underlying stock at any time on any trading day from and including the pricing date to and including the effective date of the Reorganization Event, or (y) the Exchange Property Value (as defined below) at any time on any trading day from and including the effective date of the Reorganization Event to and including the determination date has decreased to or below the trigger price, and the Exchange Property Value (as defined below) on the determination date is less than the initial share price, securities, cash or any other assets distributed to holders of the underlying stock in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of the underlying stock, (B) in the case of a Spin-off Event, the share of the underlying stock with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where the underlying stock continues to be held by the holders receiving such distribution, the underlying stock (collectively, the “Exchange Property”), in an amount equal to the amount of Exchange Property delivered with respect to a number of shares of the underlying stock equal to the Exchange Ratio times the exchange factor each determined at the time of the Reorganization Event, or, at our sole option, the cash value of such Exchange Property as of the determination date.

     If Exchange Property consists of more than one type of property and we elect to deliver Exchange Property, rather than the cash value thereof, we will deliver to DTC, as holder of the RevCons, at maturity a pro rata share of each such type of Exchange Property. We expect that such Exchange Property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants. If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

     For purposes of determining whether or not the Exchange Property Value has decreased to or below the trigger price at any time on any trading day from and including the time of the Reorganization Event to and including the determination date or whether or not the Exchange Property Value is less than the initial share price, “Exchange Property Value” means (i) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the underlying stock, as adjusted by the exchange factor as the time of such Reorganization Event, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of the underlying stock, as adjusted by the exchange factor at the time of such Reorganization Event and (iii) for any security received in any such Reorganization Event, an amount equal to the intraday price, as of the time at which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of the underlying stock, as adjusted by the exchange factor at the time of such Reorganization Event.

     For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

     Following the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to “the underlying stock” under “—No Fractional Shares,” “—General Terms of the RevCons—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any other security received by holders of the underlying stock in any such Reorganization Event, and (ii) all other references in this prospectus supplement to “the underlying stock” shall be deemed to refer to the Exchange Property into which the RevCons are thereafter exchangeable and references to a “share” or “shares” of the underlying stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

     No adjustment to the exchange factor will be required unless such adjustment would require a change of at least 0.1% in the exchange factor then in effect. The exchange factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the exchange factor will be made up to the close of business on the determination date.

     No adjustments to the exchange factor or method of calculating the exchange factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the trading price or closing price of the underlying stock, including, without limitation, a partial tender or exchange offer for the underlying stock.

     The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the exchange factor or method of calculating the exchange factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

     The Calculation Agent will provide information as to any adjustments to the exchange factor or to the method of calculating the amount payable at maturity of the RevCons made pursuant to paragraph 5 above upon written request by any investor in the RevCons.

Alternate Exchange Calculation in Case of an Event of Default

     In case an event of default with respect to the RevCons shall have occurred and be continuing, the amount declared due and payable per RevCons upon any acceleration of the RevCons (an “Event of Default Acceleration”) shall be determined by the Calculation Agent and shall be an amount in cash equal to either (i) the stated principal amount of each RevCons plus accrued but unpaid coupon to but excluding the date of acceleration or (ii) if the trading price of the underlying stock has decreased to or below the trigger price at any time on any trading day from and including the pricing date to and including the date of acceleration AND the closing price of the underlying stock on the date of acceleration is less than the initial share price, (x) a number of shares of the underlying stock at the exchange ratio multiplied by the exchange factor as of the date of acceleration, or at our sole option, the cash value of such underlying stock as of the date of acceleration and (y) accrued but unpaid coupon to but excluding the date of acceleration.

Trustee

     The “Trustee” for each offering of RevCons issued under our Senior Debt Indenture will be The Bank of New York, a New York banking corporation (as successor to JPMorgan Chase Bank, N.A.).

Agent

     Unless otherwise specified in the applicable pricing supplement, the “Agent” for each underwritten offering of RevCons will be MS & Co.

Calculation Agent and Calculations

     The “Calculation Agent” for the RevCons will be MS & Co. As Calculation Agent, MS & Co. will determine whether the trading price of the underlying stock has decreased to or below the trigger price, whether the closing price of the underlying stock on the determination date is less than the initial share price, the appropriate payment at maturity, the amount payable per RevCons in the event of a price event acceleration or an event of default acceleration, and any adjustment to the exchange factor for certain extraordinary dividends or corporate events affecting underlying stock that we describe in the section called “—Antidilution Adjustments” above.

     All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

     All calculations with respect to the exchange ratio and the exchange factor will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts paid with respect to the aggregate number of RevCons related to coupon payments or the payment at maturity will be rounded to the nearest cent, with one-half cent rounded upward.

     Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the RevCons, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the exchange factor or determining any closing price or whether a market disruption event has occurred or calculating the amount due to you in the event of a price event acceleration. See “Antidilution Adjustments”, and the definition of “market disruption event” above. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Forms of Securities

     As noted above, the RevCons are issued as part or our Series F medium-term note program. We will issue RevCons only in fully registered form either as book-entry securities or as certificated securities. References to “holders” mean those who own RevCons registered in their own names on the books that we or the Trustee maintain for this purpose, and not those who own beneficial interests in RevCons registered in street name or in RevCons issued in book-entry form through one or more depositaries.

     Book-entry securities. For RevCons in book-entry form, we will issue one or more global certificates representing the entire issue of RevCons. Except as set forth in the prospectus under “Forms of Securities — Global Securities,” you may not exchange book-entry securities or interests in book-entry securities for certificated securities.

     Each global security certificate representing book-entry securities will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or a nominee of the Depositary. These certificates name the Depositary or its nominee as the owner of the RevCons. The Depositary maintains a computerized system that will reflect the interests held by its participants in the global securities. An investor’s beneficial interest will be reflected in the records of the Depositary’s direct or indirect participants through an account maintained by the investor with its broker/dealer, bank, trust company or other representative. A further description of the Depositary’s procedures for global securities representing book-entry securities is set forth under “Forms of Securities—The Depositary” in the prospectus.

     Certificated securities. If we issue RevCons in certificated form, the certificate will name the investor or the investor’s nominee as the owner of the RevCons. The person named in the security register will be considered the owner of the RevCons for all purposes under the Senior Debt Indenture. For example, if we need to ask the holders of any issuance of RevCons to vote on a proposed amendment to such RevCons, the person named in the security register will be asked to cast any vote regarding that issuance of RevCons. If you have chosen to have some other entity hold the certificates for you, that entity will be considered the owner of your RevCons in our records and will be entitled to cast the vote regarding your RevCons. You may not exchange certificated securities for book-entry securities or interests in book-entry securities.

     New York law to govern. The RevCons will be governed by, and construed in accordance with, the laws of the State of New York.

Interest and Principal Payments

     You should read the section called “Description of Debt Securities” in the prospectus, where we describe generally how principal and coupon payments on the RevCons are made, how exchanges and transfers of the RevCons are effected and how fixed rate coupons on the RevCons are calculated. For purposes of this prospectus supplement for RevCons, the description of fixed rate interest payments in the section called “Description of Debt Securities” in the prospectus shall be deemed to apply to the payment of coupons with respect to the RevCons.

UNDERLYING COMPANY AND STOCK – PUBLIC INFORMATION

     Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Commission. Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by the underlying company pursuant to the Exchange Act can be located by reference to the Commission file number provided in the applicable pricing supplement. In addition, information regarding the underlying company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

     This prospectus supplement relates only to the RevCons offered hereby and does not relate to the common stock of the underlying company or other securities of such company. In connection with any issuance of RevCons under this prospectus supplement, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying company. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying company is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the underlying stock (and therefore the price of such common stock at the time we price the RevCons) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying company could affect the value received at maturity with respect to the RevCons and therefore the trading prices of the RevCons.

     Neither we nor any of our affiliates makes any representation to you as to the performance of the common stock of the underlying company.

     We and/or our affiliates may presently or from time to time engage in business with the underlying company, including extending loans to, or making equity investments in the underlying company or providing advisory services to the underlying company, such as merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlying company, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying company, and the reports may or may not recommend that investors buy or hold common stock of the underlying company. The statements in the preceding two sentences are not intended to affect the rights of investors in the RevCons under the securities laws. As a prospective purchaser of RevCons, you should undertake an independent investigation of the underlying company as in your judgment is appropriate to make an informed decision with respect to an investment in its common stock.

USE OF PROCEEDS AND HEDGING

     The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries. The original issue price of the RevCons includes the agent’s commissions (as shown on the cover page of the applicable pricing supplement) paid with respect to the RevCons and the cost of hedging our obligations thereunder. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

     On or prior to the day we price the RevCons for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the RevCons by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the issue price of the RevCons, and therefore, the price at which the underlying stock must close before you would receive at maturity an amount of common stock worth as much as or more than the stated principal amount of the RevCons. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the RevCons, by purchasing and selling the underlying stock, options contracts on the underlying stock listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of the underlying stock and, therefore, adversely affect the value of the RevCons or the payment that you will receive at maturity or upon any acceleration of the RevCons.

SECURITIES OFFERED ON A GLOBAL BASIS

     If we offer the RevCons on a global basis we will so specify in the applicable pricing supplement. The additional information contained in the prospectus under “Securities Offered on a Global Basis Through the Depositary—Book-Entry, Delivery and Form” and “—Global Clearance and Settlement Procedures” will apply to every offering on a global basis. The additional provisions described under “—Tax Redemption” and “—Payment of Additional Amounts” will apply to RevCons offered on a global basis only if we so specify in the applicable pricing supplement.

ERISA

     Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the RevCons. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) (“MSDWI”), may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the RevCons are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the RevCons are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

     The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the RevCons. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) provides an exemption for the purchase and sale of RevCons and related lending transactions, provided that neither the issuer of the RevCons nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more than “adequate consideration” (to be defined in regulations to be issued by the Secretary of the Department of Labor) in connection with the transaction (the so-called “service provider” exemption).

     Because we may be considered a party in interest with respect to many Plans, the RevCons may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the

RevCons will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the RevCons that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such RevCons on behalf of or with “plan assets” of any Plan, or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of Section 406 of ERISA of Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

     Under ERISA, assets of a Plan may include assets of certain commingled vehicles and entities in which the Plan has invested (including, in certain cases, the general account of an insurance company). Accordingly, commingled vehicles and entities which include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the RevCons on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under any available exemptions, such as PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption.

     Purchasers of the RevCons have exclusive responsibility for ensuring that their purchase, holding and disposition of the RevCons do not violate the prohibited transaction rules of ERISA or the Code or similar regulations applicable to governmental or church plans, as described above. The sale of any RevCons to any Plan investor is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that such an investment is appropriate for Plan investors generally or any particular Plan investor.

UNITED STATES FEDERAL TAXATION

     The following are the material U.S. federal tax consequences of ownership and disposition of the RevCons. This discussion only applies to initial investors in the RevCons who:

  purchase the RevCons at their “issue price”; and

  will hold the RevCons as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

     Subject to any additional discussions in the applicable pricing supplement, it is expected, and the discussion below assumes, that, for U.S. federal income tax purposes, the issue price of a RevCons is equal to its stated issue price indicated in the applicable pricing supplement.

     This discussion does not describe all of the tax consequences that may be relevant to a particular holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

  certain financial institutions;
  insurance companies;
  dealers in securities or foreign currencies;
  investors holding the securities as part of a hedging transaction, “straddle,” conversion transaction, or other integrated transaction, or who holds the securities as part of a constructive sale transaction or constructive ownership transaction;
  U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
  regulated investment companies;
  real estate investment trusts;
  tax exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively;
  persons subject to the alternative minimum tax;
  nonresident alien individuals who have lost their U.S. citizenship or who have ceased to be taxed as U.S. resident aliens; or
  Non-U.S. Holders, as defined below, for whom income or gain in respect of the RevCons is effectively connected with a trade or business in the United States.

     Additionally, except as pertains to the withholding tax described below under “—Tax Consequences to Non-U.S. Holders,” the effect of the U.S. federal tax laws, including the effect of the U.S. federal estate tax laws, on an investment in the RevCons by non-U.S. investors is not discussed.

     As the law applicable to the U.S. federal income taxation of instruments such as the RevCons is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. In addition, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of shares of underlying stock should an investor receive shares of underlying stock at maturity or upon acceleration of the RevCons. Investors should consult their tax advisors regarding the potential U.S. federal income tax consequences of the ownership or disposition of the underlying stock.

     This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. Persons considering the purchase of the RevCons are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

     This discussion is subject to any additional discussion regarding U.S. federal income taxation contained in the applicable pricing supplement. Accordingly, you should also consult the applicable pricing supplement for any additional discussion of U.S. federal income taxation with respect to the specific RevCons offered thereunder.

     Tax Consequences to U.S. Holders

     As used herein, the term “U.S. Holder” means a beneficial owner of a RevCons that is for U.S. federal income tax purposes:

  a citizen or resident of the United States;
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

     The term U.S. Holder also includes certain former citizens and residents of the United States.

General

     Unless otherwise provided in the applicable pricing supplement, pursuant to the terms of the RevCons and subject to the discussion below under “ — Tax Consequences to Non-U.S. Holders,” we and every investor in the RevCons will agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a RevCons for all U.S. federal income tax purposes as a unit consisting of the following:

(i)	a put right (the “Put Right”) written by the investor to us that, if exercised, requires the investor in a RevCons to pay us an amount equal to the Deposit (as defined below) in exchange for shares of underlying stock (and cash in lieu of any fractional shares), or, at our option, the cash value of such shares of underlying stock as determined on the determination date (or, if applicable, the date of acceleration); and

(ii)	a deposit with us of a fixed amount of cash, equal to the issue price, to secure the investor’s obligation to purchase shares of underlying stock (the “Deposit”), which Deposit pays interest in cash based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

     Please refer to the applicable pricing supplement for the Yield on the Deposit of the RevCons offered thereunder. The Put Right will be deemed to have been exercised only if the closing price of the underlying stock as of the determination date (or, if applicable, the date of acceleration) is less than its initial share price and the trading price of the underlying stock has decreased to or below the trigger price at any time on any trading day from and including the pricing date to and including the determination date (or, if applicable, the date of acceleration).

     Unless otherwise provided in the applicable pricing supplement, we will allocate 100% of the issue price of the RevCons to the Deposit and none to the Put Right. Our allocation of the issue price between the Put Right and the Deposit will be binding on investors in the RevCons, unless an investor timely and explicitly discloses to the Internal Revenue Service (“IRS”) that its allocation is different from ours. The treatment of the RevCons described above and our allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the RevCons or instruments similar to the RevCons for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the RevCons. Davis Polk & Wardwell, our counsel, has not rendered an opinion as to the proper U.S. federal income tax characterization of the RevCons. Significant aspects of the U.S. federal income tax consequences of an investment in the RevCons are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization described herein. Accordingly, you are urged to consult your tax advisors regarding all aspects of the U.S. federal tax consequences of an investment in the RevCons (including alternative characterizations of the RevCons) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

     Tax Treatment of the RevCons

     Unless otherwise provided in the applicable pricing supplement and assuming the characterization of the RevCons and allocation of the issue price as set forth above, the following U.S. federal income tax consequences should result.

     RevCons with a Term Equal to or Less Than One Year. The following discussion describes certain U.S. federal income tax consequences of ownership and disposition of a RevCons if the term of the RevCons is equal to or less than one year (taking into account the last possible date that the RevCons could be outstanding under its terms).

     Coupon Payments on the RevCons. Under the characterization described above under “ — General,” only a portion of the coupon payments on the RevCons will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the investor’s sale of the Put Right (the “Put Premium”).

     The Deposit will be treated as a “short-term obligation” for U.S. federal income tax purposes. Accordingly, to the extent attributable to the Yield on the Deposit, coupon payments on the RevCons will generally be taxable to a U.S. Holder as ordinary interest income, as set forth herein. A U.S. Holder who is a cash method taxpayer will not be required to include the Yield on the Deposit currently in income for U.S. federal income tax purposes prior to its receipt unless the holder elects to do so. A U.S. Holder who is a cash method taxpayer and does not elect to make such election should include the Yield on the Deposit as income upon receipt. An accrual method taxpayer will be required to include the yield on the Deposit in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the Yield on the Deposit according to a constant yield method based on daily compounding.

     A cash method U.S. Holder who is not required and does not make the election to include the Yield on the Deposit in income on an accrual basis will be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the RevCons generally until and to the extent that such accrued Yield on the Deposit is included in income.

     The Put Premium will not be taxable to a U.S. Holder upon receipt.

     Tax Basis. Based on our determination set forth above, the U.S. Holder’s tax basis in the Put Right will be zero, and the U.S. Holder’s initial tax basis in the Deposit will be 100% of the issue price.

     Receipt of Stated Principal Amount in Cash upon Settlement of the RevCons. If a U.S. Holder receives the stated principal amount of a RevCons in cash (excluding cash attributable to coupon payments on the RevCons, which will be taxed as described under “— RevCons with a Term Equal to or Less Than One Year — Coupon Payments on the RevCons”), the Put Right will be deemed to have expired unexercised. In such case, a U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the holder over the term of the RevCons as short-term capital gain at such time.

     Receipt of Cash Equal to the Value of Underlying Stock Upon Settlement of the RevCons. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the RevCons, which will be taxed as described under “— RevCons with a Term Equal to or Less Than One Year — Coupon Payments on the RevCons”) equal to the value of shares of underlying stock as of the determination date (or, if applicable, the date of acceleration), the Put Right will be deemed to have been exercised. In such case, a U.S. Holder will not recognize any gain in respect of the Deposit, but will recognize short-term capital gain or loss with respect to the Put Right in an amount equal to the difference between (i) the sum of the amount of cash received and the total Put Premium received by the holder over the term of the RevCons and (ii) the Deposit.

     Receipt of Underlying Stock Upon Settlement of the RevCons. If a U.S. Holder receives shares of underlying stock (and cash in lieu of any fractional shares), the Put Right will be deemed to have been exercised. In such case, the U.S. Holder will not recognize any gain in respect of the Deposit. In addition, such U.S. Holder will not recognize any income or gain in respect of the total Put Premium received and will not recognize any gain or loss with respect to any shares of underlying stock received. The U.S. Holder would have an aggregate tax basis in the shares of underlying stock received (including any fractional shares) equal to the Deposit less the total Put Premium received over the term of the RevCons. A U.S. Holder’s holding period for any shares of underlying stock received will start on the day after receipt. With respect to any cash received in lieu of fractional shares, a U.S. Holder will recognize short-term capital gain or loss with respect to the Put Right in an amount equal to the difference between the amount of cash received in lieu of fractional shares and the pro rata portion of the U.S. Holder’s aggregate tax basis in underlying stock that is allocable to such fractional shares.

     Sale or Exchange of the RevCons. Upon a sale or exchange of a RevCons prior to its maturity, a U.S. Holder will generally recognize gain or loss with respect to the Deposit and such U.S. Holder’s rights and obligations under the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a RevCons between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit. Such gain will be treated as ordinary interest income to the extent of the amount of any accrued but unpaid Yield on the Deposit, and any remaining gain will be treated as short-term capital gain. Loss on the Deposit will be treated as short-term capital loss. The amount realized that is attributable to the Put Right, together with the total Put Premium received over the term of the RevCons, will be treated as short-term capital gain.

     If the value of the Deposit on the date of such sale or exchange exceeds the amount realized on the sale or exchange of the RevCons, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on such date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the RevCons equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received over the term of the RevCons, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

     Price Event Acceleration. Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Deposit plus the present value of the portion of the remaining scheduled payments on the RevCons (from and including the date of acceleration) that is attributable to the Yield on the Deposit, (ii) the payment by us of the remaining Put Premium equal to the present value of the portion of the remaining scheduled payment on the RevCons (from and including the date of acceleration) that is attributable to the Put Premium, and (iii) the exercise of the Put Right, immediately followed by settlement through the delivery by the U.S. Holder to us of the Deposit in exchange for shares of underlying stock (or the cash value thereof). We will also pay cash representing unpaid coupon payments on the RevCons that accrued up to but excluding the date of acceleration.

     Any cash received with respect to accrued coupon payments on the RevCons will be taxed as described under “ — RevCons with a Term Equal to or Less Than One Year — Coupon Payments on the RevCons.”

     Assuming the characterization of the Price Event Acceleration described above, any amount received attributable to the unaccrued Put Premium will be treated as Put Premium received under the Put Right. A U.S.

Holder would, with respect to the amount paid by us to repay the Deposit, generally recognize short-term capital gain equal to the difference between such amount and the U.S. Holder’s adjusted tax basis in the Deposit. In the case of an initial investor, such difference would be equal to the present value of the portion of the remaining scheduled payments on the RevCons attributable to the unaccrued Yield on the Deposit. In general, other than gain recognized on the Deposit as described in the previous sentence, the tax treatment of our exercise of the Put Right upon a Price Event Acceleration would be the same as described above under “ — RevCons with a Term Equal to or Less Than One Year — Receipt of Cash Equal to the Value of Underlying Stock Upon Settlement of the RevCons” or “ — RevCons with a Term Equal to or Less Than One Year — Receipt of Underlying Stock Upon Settlement of the RevCons,” as the case maybe.

     RevCons with a Term of More Than One Year. The following discussion describes certain U.S. federal income tax consequences of ownership and disposition of a RevCons if the term of the RevCons is more than one year (taking into account the last possible date that the RevCons could be outstanding under its terms).

     Coupon Payments on the RevCons. Under the characterization described above under “ — General,” only a portion of the coupon payments on the RevCons will be attributable to the Yield on the Deposit. The remainder of the coupon payments will represent payments attributable to the investor’s sale of the Put Right (the “Put Premium”). To the extent attributable to the Yield on the Deposit, coupon payments on the RevCons will generally be taxable to a U.S. Holder as ordinary interest income at the time accrued or received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

     The Put Premium will not be taxable to a U.S. Holder upon receipt.

     Tax Basis. Based on our determination set forth above, the U.S. Holder’s tax basis in the Put Right will be zero, and the U.S. Holder’s tax basis in the Deposit will be 100% of the issue price.

     Receipt of Stated Principal Amount in Cash upon Settlement of the RevCons. If a U.S. Holder receives the stated principal amount of a RevCons in cash (excluding cash attributable to coupon payments on the RevCons, which would be taxed as described above under “— RevCons with a Term of More Than One Year — Coupon Payments on the RevCons”), the Put Right will be deemed to have expired unexercised. In such case, a U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the holder over the term of the RevCons as short-term capital gain at such time.

     Receipt of Cash Equal to the Value of Underlying Stock Upon Settlement of the RevCons. If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the RevCons, which would be taxed as described above under “— RevCons with a Term of More Than One Year — Coupon Payments on the RevCons”) equal to the value of the underlying stock as of the determination date (or, if applicable, the date of acceleration), the Put Right will be deemed to have been exercised. In such case, a U.S. Holder will not recognize any gain in respect of the Deposit, but will recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received and the total Put Premium received by the holder over the term of the RevCons and (ii) the Deposit.

     Receipt of Underlying Stock Upon Settlement of the RevCons. If a U.S. Holder receives shares of underlying stock (and cash in lieu of any fractional shares), the Put Right will be deemed to have been exercised. In such case, the U.S. Holder will not recognize any gain in respect of the Deposit. In addition, such U.S. Holder will not recognize any income or gain in respect of the total Put Premium received and will not recognize any gain or loss with respect to any shares of underlying stock received. The U.S. Holder would have an aggregate tax basis in the shares of underlying stock received (including any fractional shares) equal to the Deposit less the total Put Premium received over the term of the RevCons. A U.S. Holder’s holding period for any shares of underlying stock received will start on the day after receipt. With respect to any cash received in lieu of fractional shares, a U.S. Holder will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash received in lieu of fractional shares and the pro rata portion of the U.S. Holder’s aggregate tax basis in underlying stock that is allocable to such fractional shares.

     Sale or Exchange of the RevCons. Upon a sale or exchange of a RevCons prior to its maturity, a U.S. Holder will generally recognize long-term capital gain or loss with respect to the Deposit (if the U.S. Holder has held the RevCons for more than one year at the time of such sale or exchange) and short-term capital gain or loss with respect to such U.S. Holder’s rights and obligations under the Put Right. For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of a RevCons (excluding any amount attributable to accrued but unpaid Yield on the Deposit, which would be taxed as described under “ — RevCons with a Term of More Than One Year — Coupon Payments on the RevCons”) between the Deposit and the Put Right based on their respective values on the date of such sale or exchange. The amount of capital gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s tax basis in the Deposit. The amount realized that is attributable to the Put Right, together with the total Put Premium received over the term of the RevCons, will be treated as short-term capital gain.

     If the value of the Deposit on the date of such sale or exchange exceeds the amount realized on the sale or exchange of the RevCons, the U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on such date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the RevCons equal to the amount of such excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such a case, the U.S. Holder will recognize short-term capital gain or loss in respect of the Put Right in an amount equal to the total Put Premium received over the term of the RevCons, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

     Price Event Acceleration. Although the tax consequences of a Price Event Acceleration are uncertain, we intend to treat a Price Event Acceleration as (i) the repayment by us of the Deposit for a price equal to the Deposit plus the present value of the portion of the remaining scheduled payments on the RevCons (from and including the date of acceleration) that is attributable to the Yield on the Deposit, (ii) the payment by us of the remaining Put Premium equal to the present value of the portion of the remaining scheduled payment on the RevCons (from and including the date of acceleration) that is attributable to the Put Premium, and (iii) the exercise of the Put Right, immediately followed by settlement through the delivery by the U.S. Holder to us of the Deposit in exchange for shares of underlying stock (or the cash value thereof). We will also pay cash representing unpaid coupon payments on the RevCons that accrued up to but excluding the date of acceleration.

     Any cash received with respect to accrued coupon payments on the RevCons will be taxed as described under “ — RevCons with a Term of More Than One Year — Coupon Payments on the RevCons.”

     Assuming the characterization of the Price Event Acceleration described above, any amount received attributable to the unaccrued Put Premium will be treated as Put Premium received under the Put Right. A U.S. Holder would, with respect to the amount paid by us to repay the Deposit, generally recognize capital gain or loss equal to the difference between such amount and the U.S. Holder’s tax basis in the Deposit. In the case of an initial investor, such difference would be equal to the present value of the portion of the remaining scheduled payments on the RevCons attributable to the unaccrued Yield on the Deposit. In general, other than gain recognized on the Deposit as described in the previous sentence, the tax treatment of our exercise of the Put Right upon a Price Event Acceleration would be the same as described above under “ — RevCons with a Term of More Than One Year — Receipt of Cash Equal to the Value of Underlying Stock Upon Settlement of the RevCons” or “ — RevCons with a Term of More Than One Year — Receipt of Underlying Stock Upon Settlement of the RevCons,” as the case maybe.

     Possible Alternative Tax Treatments of an Investment in the RevCons

     Due to the absence of authorities that directly address the proper characterization of the RevCons, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, with respect to a RevCons that matures more than one year from its date of issuance (taking into account the last possible date that the RevCons could be outstanding under its terms), the IRS could seek to analyze the U.S. federal income tax consequences of owning a RevCons under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

     If the IRS were successful in asserting that the Contingent Debt Regulations applied to the RevCons or to the Deposit, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue interest income as original issue discount, subject to adjustments, at a “comparable yield” on the issue price. Furthermore, if the RevCons or Deposit were treated as contingent payment debt instruments, any gain realized with respect to the RevCons or the Deposit would generally be treated as ordinary income. In addition, if the Contingent Debt Regulations applied to the RevCons, a U.S. Holder would recognize income upon maturity of the RevCons to the extent that the fair market value of shares of underlying stock and cash (if any) received exceeded the adjusted issue price of the RevCons.

     Even if the Contingent Debt Regulations do not apply to the RevCons, other alternative U.S. federal income tax characterizations or treatments of the RevCons are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the RevCons. It is possible, for example, that the RevCons could be treated as constituting an “open transaction” with the result that the coupon payments on the RevCons might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the RevCons. Other alternative characterizations are also possible. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the RevCons.

     Backup Withholding and Information Reporting

     Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with the payments on the RevCons and the proceeds from a sale or other disposition of the RevCons, unless the U.S. Holder provides proof of an applicable exception from the information reporting rules.

     Tax Consequence to Non-U.S. Holders

     This section only applies to you if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a RevCons that is for U.S. federal income tax purposes:

  an individual who is classified as a nonresident alien;
  a foreign corporation; or
  a foreign trust or estate.

     “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisors regarding the U.S. federal tax consequences of the sale, exchange or other disposition of the RevCons.

General

     As described above, we and every holder of a RevCons agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a RevCons for all U.S. federal income tax purposes as a unit consisting of the Put Right and the Deposit, and the discussion herein assumes such treatment.

     Subject to the discussion below concerning backup withholding, payments with respect to a RevCons by us or a paying agent to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such RevCons, will not be subject to U.S. federal income or withholding tax, provided that:

  the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

  the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and

  the certification requirement described below has been fulfilled with respect to the beneficial owner.

     Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a RevCons (or a financial institution holding the RevCons on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, in which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

     Possible Alternative Tax Treatments of an Investment in the RevCons

     As described above under “— Tax Consequences to U.S. Holders — Possible Alternative Tax Treatments of an Investment in the RevCons,” the IRS may seek to apply a different characterization and tax treatment than those described herein. However, even if such a recharacterization were successful, the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of a RevCons should be the same as those described immediately above.

     Backup Withholding and Information Reporting

     Information returns may be filed with the IRS in connection with payments on the RevCons as well as in connection with the proceeds from a sale, exchange or other disposition of the RevCons. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The certification procedures described under “— General — Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

     We are offering the RevCons as part of our Series F medium-term notes on a continuing basis exclusively through Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc., which we refer to individually as an “agent” and together as the “agents,” who have agreed to use reasonable efforts to solicit offers to purchase these RevCons. We will have the sole right to accept offers to purchase these RevCons and may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase RevCons. We will pay an agent, in connection with sales of these RevCons resulting from a solicitation that agent made or an offer to purchase that agent received, a commission that will be specified in the applicable pricing supplement.

     We may also sell the RevCons to an agent as principal for its own account at discounts to be agreed upon at the time of sale within the range of the commissions stated above or as otherwise disclosed in the applicable pricing supplement. That agent may resell these RevCons to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. An agent may offer the RevCons it has purchased as principal to other dealers, which may include Morgan Stanley & Co. International Limited and Bank Morgan Stanley AG. That agent may sell the RevCons to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of RevCons that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price, concession and discount.

     Each of the agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for specified expenses.

     We estimate that we will spend approximately $5,070,500 for printing, rating agency, trustee’s and legal fees and other expenses allocable to the offering of the Series F medium-term notes, including the RevCons, and the other RevCons registered on our shelf registration statement and estimate that we will spend corresponding amounts with respect to any additional RevCons that we may register on our shelf registration statement in the future.

     Unless otherwise provided in the applicable pricing supplement, we do not intend to apply for the listing of these RevCons on a national securities exchange, but have been advised by the agents that they intend to make a market in these RevCons as applicable laws and regulations permit. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for these RevCons.

     Morgan Stanley & Co. Incorporated and Morgan Stanley DW Inc. are our wholly-owned subsidiaries. The agents will conduct each offering of these RevCons in compliance with the requirements of Rule 2720 of the NASD regarding an NASD member firm’s distributing the RevCons of an affiliate. Following the initial distribution of these RevCons, each agent may offer and sell those RevCons in the course of its business as a broker-dealer. An agent may act as principal or agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise. The agents may use this prospectus supplement in connection with any of those transactions. The agents are not obligated to make a market in any of these RevCons and may discontinue any market-making activities at any time without notice.

     Neither of the agents nor any dealer utilized in the initial offering of these RevCons will confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

     In order to facilitate the offering of these RevCons, the agents may engage in transactions that stabilize, maintain or otherwise affect the price of these RevCons or the underlying stock. Specifically, the agents may sell more RevCons than they are obligated to purchase in connection with the offering, creating a naked short position for their own accounts. The agents must close out any naked short position by purchasing RevCons in the open market. A naked short position is more likely to be created if the agents are concerned that there may be downward pressure on the price of these RevCons in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agents may bid for, and purchase, these RevCons or any underlying stock in the open market to stabilize the price of these RevCons or of the underlying stock. Finally, in any offering of the RevCons through a syndicate of underwriters or dealer group, the agent acting on behalf of the underwriting syndicate or for itself may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these RevCons in the offering, if the agent repurchases previously distributed RevCons to cover syndicate short positions or to stabilize the price of these RevCons. Any of these activities may raise or maintain the market price of these RevCons above independent market levels or prevent or retard a decline in the market price of these RevCons. The agents are not required to engage in these activities, and may end any of these activities at any time.

     The agent or an affiliate of the agent will enter into a hedging transaction with us in connection with each offering of RevCons. See “Use of Proceeds and Hedging” above.

     Concurrently with the offering of these RevCons through the agents, we may issue other debt securities under the indenture referred to in this prospectus supplement or under our subordinated debt indenture described in the accompanying prospectus similar to those described in this prospectus supplement. Those debt securities may include other Series F medium-term notes and medium-term notes under our Series G and Series H prospectus supplement, which we refer to as “Euro medium-term notes.” The other Series F medium-term notes and the Euro medium-term notes may have terms substantially similar to the terms of the RevCons offered under this prospectus supplement. The Euro medium-term notes may be offered concurrently with the offering of these RevCons, on a continuing basis outside the United States by us, under a distribution agreement with Morgan Stanley & Co. International Limited, as agent for us. The terms of that distribution agreement, which we refer to as the Euro Distribution Agreement, are substantially similar to the terms of the distribution agreement for a U.S. offering, except for selling restrictions specified in the Euro Distribution Agreement.

     With respect to each issuance of RevCons, the Agent for each issuance of RevCons, acting as principal for its own account, will agree to purchase, and we will agree to sell, the stated principal amount of RevCons set forth on the cover of the applicable pricing supplement. The Agent will propose initially to offer the RevCons directly to the public at the public offering price set forth on the cover page of the applicable pricing supplement plus accrued coupon, if any, from the original issue date. The Agent may allow a concession not in excess of the agent’s commissions specified in the applicable pricing supplement per RevCons to other dealers. After the initial offering of the RevCons, the Agent may vary the offering price and other selling terms from time to time.

     With respect to each issuance of RevCons, we expect to deliver the RevCons against payment therefor in New York, New York on the original issue date (settlement date) specified in the applicable pricing supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the original issue date for any issuance of RevCons is more than three business days after the pricing date, purchasers who wish to trade RevCons more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.